Exhibit 10.2

FORM OF

VS TO L BRANDS TRANSITION SERVICES AGREEMENT

dated as of

[__], 2021

by and between

L BRANDS, INC.

and

VICTORIA’S SECRET & CO.

 TABLE OF CONTENTS

i

SCHEDULES

Schedule A          Service Schedules

ANNEXES

Annex A          Data Processing Addendum

ii

VS TO L BRANDS TRANSITION SERVICES AGREEMENT

VS TO L BRANDS TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [__], 2021 (the “Effective Date”) between Victoria’s Secret & Co., a Delaware corporation (“Service Provider”), and L Brands, Inc., a Delaware corporation (“L Brands”).

W I T N E S S E T H :

WHEREAS, L Brands and Service Provider have entered into a Separation and Distribution Agreement dated as of [__], 2021 (the “Separation Agreement”), pursuant to which and on the terms and conditions set forth therein, among other things, L Brands has agreed to distribute the VS Business to the holders of the L Brands Common Stock as of the Record Date;

WHEREAS, pursuant to the Separation Agreement, Service Provider has agreed to enter into this Agreement to cause to be provided certain services to the Service Recipients on the terms and conditions set forth herein in connection with the transactions contemplated by the Separation Agreement; and

WHEREAS, Service Provider has agreed to cause the Services to be provided in accordance with the terms hereof in order to facilitate the orderly separation of the L Brands Business from the VS Business.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.          Definitions.  (a) As used herein, the following terms shall have the following meanings:

“Dependent Services” means, with respect to any specified Service (or portion thereof), any and all Services (or portion thereof) that, in Service Provider’s good faith reasonable determination, are dependent on the continuation of such specified Service (or portion thereof) or would be adversely affected by the termination or suspension of such specified Service (or portion thereof).

“Disengagement Costs” means any and all costs, charges and expenses of any kind incurred by Service Provider or any of its Affiliates in connection with the termination of this Agreement or relating to the cessation of any Services hereunder, including all third party charges, costs or fees, all third party cancellation or termination charges, costs or fees and the market value of all Disengagement Services provided by other Persons.

“Disengagement Services” means all services (other than the Services) provided hereunder at the request of L Brands primarily for the purpose of disengaging and transitioning Services from Service Provider and its Affiliates to L Brands or any of its Affiliates.

“Service Costs” means the Service Fees and Service Taxes.

“Services” means, subject to the limitations set forth herein and solely to the extent related to the L Brands Business, the transition services described on Schedules A-1 through A-[__]; each such schedule a “Service Schedule” and collectively the “Service Schedules”.

“TSA Employee” means each individual who (i) is employed by Service Provider or any of its Affiliates (other than, for the avoidance of doubt, any employee of any Service Recipient) and (ii) provides Services (or any portion thereof) pursuant to this Agreement.

(b)          All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement.

(c)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Service	2.01(c)
Administrative Charge	3.01(c)
Agreement	Preamble
Allocated Cost	3.01(c)
Applicable Agreements	9.15
Arbitration Association	9.07(c)
Cap	6.06(b)
Confidential Information	5.01
Cost Components	3.01(c)
Covered Severance Costs	4.04(b)(i)
Covered TSA Employee	4.04(b)(ii)
Customary Billing	3.01(b)
Damages	6.01(a)
Developed Intellectual Property	2.09(d)
Dispute	9.07(a)
Effective Date	Preamble
Excluded TSA Employee	4.04(c)
Fixed Fee Billing	3.01(b)
Hiring Plan	4.01
Indemnified Party	6.02(a)
Indemnifying Party	6.02(a)
Integrated Agreements	9.15
IT Breach	2.11
L Brands	Preamble
L Brands Developed Intellectual Property	2.09(d)
L Brands to VS TSA	9.15
Mediation Notice	9.07(b)
Mediation Period	9.07(c)
Net Sales Ratio	3.04
Pass-Through Billing	3.01(b)
Payment Date	3.06(b)
Percent of Sales Billing	3.01(b)
Representatives	2.12
Separation Agreement	Recitals
Service Fees	3.01(b)
Service Manager	2.14
Service Provider	Preamble
Service Provider Indemnitees	6.01(a)
Service Provider Party	2.02
Service Recipient Indemnitees	6.01(b)
Service Recipients	2.01(a)
Service Taxes	3.08(a)
Specific Billing	3.01(b)
Term	2.01(b)
Termination Fees	7.02
Third Party Claim	6.02(a)
Third Party Consent Costs	2.08(a)
Third Party Provider	2.02
Transition Date	4.02(c)(ii)
Transition Employee	4.02(c)(i)

Section 1.02.          Other Definitional and Interpretive Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Appendices, Annexes and Schedules are to Articles, Sections, Exhibits, Appendices, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Appendices, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Appendix, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  The word “or” means “and/or” unless the context provides otherwise.  References to “dollars” or “$” shall mean U.S. dollars, and whenever conversion of values to or from any currency other than U.S. dollars for a particular date shall be required, such conversion shall be made using the closing rate provided by Bloomberg as of the date that is one Business Day prior to such date.  References to one gender shall be held to include the other gender as the context requires. In the event of any inconsistency between the terms of this Agreement and the terms set forth in any Service Schedule, the terms set forth in the applicable Service Schedule shall prevail unless expressly provided otherwise.

ARTICLE 2
SERVICES

Section 2.01.          Services.  (a) Subject to the terms and conditions set forth herein, Service Provider shall cause the Service Provider Parties to provide to L Brands and its Affiliates (collectively the “Service Recipients”), and the Service Recipients shall receive, the Services for the term indicated in Section 2.01(b).  A detailed description of each Service to be provided by the Service Provider Parties to the Service Recipients hereunder is set forth in the Service Schedules.

(b)          Service Provider shall cause the Service Provider Parties to provide, and the Service Recipients shall receive, each Service for the period specified for such Service in the applicable Service Schedule (each such period, a “Term”).  The Term for each Service may be (i) extended or shortened by mutual written agreement of L Brands and Service Provider, and (ii) terminated by L Brands or Service Provider, as applicable, pursuant to Section 7.01, in each case to be reflected in an amendment to the applicable Service Schedule.

(c)          In addition to the Services to be provided or procured by Service Provider in accordance with Section 2.01(a), if due to a good faith oversight, the Service Schedules fail to identify a service provided by the Service Provider Parties to the L Brands Business during the twelve month period prior to the date hereof (an “Additional Service”), and such Additional Service is necessary for the Service Recipients during the term of this Agreement to operate the L Brands Business in substantially the same manner as the L Brands Business had been operated during the twelve month period prior to the date hereof, upon written request of any Service Recipient that identifies and states its desire to receive such Additional Service, the parties hereto shall negotiate in good faith for Service Provider to provide or cause to be provided such Additional Service; provided that (i) nothing herein shall obligate either party hereto to agree to any such terms or to provide or receive any such Additional Service unless agreed in writing by both parties hereto and (ii) no Additional Service shall be provided for a Term extending beyond 24 months following the Distribution Date. To the extent the parties hereto reach a written agreement with respect to providing such Additional Service, the parties shall cooperate and act in good faith to add such Additional Service to the Service Schedules and mutually agree in good faith to a description of such Additional Service, the Term during which such Additional Service would be provided, the Service Fees for such Additional Service and any other terms applicable thereto. Upon amendment of the Service Schedules to include such Additional Service, such Additional Service shall be deemed part of the “Services” provided under this Agreement subject to the terms and conditions of this Agreement.

Section 2.02.          Service Provider’s Affiliates and Third Party Providers.  In providing, or otherwise making available, the Services to the Service Recipients, Service Provider may use, at its discretion, its own personnel or the personnel of any of its Affiliates (including the TSA Employees) or employ the services of contractors, subcontractors, vendors or other third parties (each, a “Third Party Provider”); provided that Service Provider shall remain responsible for ensuring that its obligations with respect to such Services, including the general standard of service described below under Section 2.03, are satisfied with respect to all Services provided by any Service Provider Party.  Each of Service Provider, its Affiliates and any Third Party Provider that provides Services shall be referred to as a “Service Provider Party”.

Section 2.03.          General Standard of Service.  Except as otherwise agreed in writing by the parties hereto or expressly provided in this Agreement, each Service Provider Party shall provide Services in all material respects in substantially the same manner in terms of the nature, quality and standard of care as such services have been provided to the Affiliates and other businesses of Service Provider or L Brands, as applicable, during the twelve month period prior to the date hereof and after the date hereof.  Service Provider shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is the result of the failure of any Service Recipient to timely provide the information, access or other cooperation necessary for a Service Provider Party to provide such Service.  Service Provider’s obligation to cause the Services to be provided in accordance with the standards set forth in this Section 2.03 shall be subject to Service Provider’s right to supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner that is generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by a Service Provider Party to Service Provider or any of its Affiliates or as required by Applicable Law.

Section 2.04.          Compliance with Applicable Law.  The parties hereto will comply, and will cause their Affiliates and their respective employees to comply, with all Applicable Law in the performance of this Agreement.

Section 2.05.          Force Majeure.  Neither party hereto shall be liable to the other party hereto for any interruption of service, any delays or any failure to perform under this Agreement caused by matters or events occurring that are beyond the reasonable control of such party, including, strikes, lockouts or other labor difficulties; fires, floods, acts of God, extremes of weather, earthquakes, tornadoes, or similar occurrences; riot, insurrection or other hostilities; embargo; fuel or energy shortage; delays by unaffiliated suppliers or carriers; inability to obtain necessary labor, materials or utilities; or any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof.  Any delays, interruptions or failures to perform caused by such occurrences shall not be deemed to be a breach or failure to perform under this Agreement; provided that (i) this Section 2.05 only operates to suspend, and not to discharge, a party’s obligations under this Agreement, and that when the causes of the failure or delay are removed or alleviated, the affected party shall resume performance of its obligations hereunder and to the extent such suspension adversely impacts the progress of the transition of any Service to a Service Recipient, the Service Recipient may request in writing that the Term for such Service shall be tolled for the duration of such suspension and (ii) this Section 2.05 shall not excuse a party’s obligation to pay money; provided, further, that L Brands shall not be obligated to pay (other than previously accrued Service Costs) for any particular Service during the pendency of Service Provider’s failure to provide such particular Service.  Each party hereto shall use its good faith efforts to promptly notify the other upon learning of the occurrence of such event of a force majeure and (x) the affected party shall use its commercially reasonable efforts to mitigate and eliminate the force majeure in order to resume performance as promptly as practicable, provided that such affected party will have no obligation to incur any costs or liabilities to do so, and (y) the unaffected party shall have no obligation hereunder with respect to the obligations the affected party is unable to perform due to the force majeure event. If Service Provider is unable to provide any of the Services due to a force majeure event, the parties hereto shall use commercially reasonably efforts to cooperatively seek a solution that is mutually satisfactory, such as the subcontracting of all or part of the provision of the Services under the supervision of Service Provider for the period of time during or affected by the force majeure.

Section 2.06.          Limitations.  (a) L Brands agrees that the Services will be used by each Service Recipient solely in connection with the operation of the L Brands Business and to facilitate an orderly separation of the L Brands Business from the VS Business following the Distribution Time.  No member of the L Brands Group may resell, license the use of or otherwise permit the use by any Person other than the Service Recipients of any Services, except with the prior written consent of Service Provider.

(b)          In providing the Services, no Service Provider Party shall be obligated to, unless expressly agreed in writing by the parties or expressly set forth on the applicable Service Schedule: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment, hardware, Intellectual Property Right or software, except to the extent (A) software is reasonably necessary for the performance or receipt of a Service and (B) L Brands agrees to solely bear the applicable cost and expense (and which shall be subject to L Brands’ prior written approval) or (iv) provide any Service to any Service Recipient for any fiscal year at a volume or level that is more than 120% of the volume or level of such Service in the preceding fiscal year.

Section 2.07.          Labor Matters.  All labor matters relating to any TSA Employees shall be within the exclusive control of Service Provider (or its applicable Affiliate or Third Party Provider), and L Brands and its Affiliates shall not take any action affecting such matters.  Except as expressly provided in Article 4, nothing in this Agreement is intended to transfer the employment of any TSA Employee to L Brands or any of its Affiliates.  All TSA Employees will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees of Service Provider (or its applicable Affiliate or Third Party Provider) and not employees of L Brands or any of its Affiliates.  In providing the Services, the TSA Employees will be under the direction, control and supervision of Service Provider or its Affiliates or Third Party Provider and not of L Brands or any of its Affiliates. Except with respect to the L Brands Assets, or any other assets and materials provided by L Brands in accordance with Section 2.08(b), all procedures, methods, systems, strategies, tools, equipment, facilities and other resources of any Service Provider Party that are used by any Service Provider Party in connection with the provision of Services hereunder (including any Intellectual Property Right whether existing or created in connection with the provision of the Services or otherwise) shall remain the property of such Service Provider Party and shall at all times be under the sole direction and control of Service Provider.

Section 2.08.          Facilities; Cooperation; Further Actions.  (a) Service Provider and L Brands shall use commercially reasonable efforts to obtain, and to keep and maintain in effect (or to cause their respective Affiliates to obtain, and to keep and maintain in effect), all governmental or third party licenses and consents required for the provision of any Service by a Service Provider Party in accordance with the terms of this Agreement; provided that if Service Provider or any of its Affiliates is unable to obtain any such license or consent, Service Provider shall promptly notify L Brands in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  The costs relating to obtaining any such licenses or consents shall be borne solely by L Brands (the “Third Party Consent Costs”) and none of Service Provider or any of its Affiliates shall be required to pay any money or other consideration or grant any other accommodation to any Person (including any amendment to any contract) or initiate any action, suit or proceeding against any Person to obtain any such license or consent; provided that Service Provider and its Affiliates shall not incur any such costs without the prior written consent of L Brands.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of Service Provider and its Affiliates or as a result of L Brands failing to consent to the incurrence of costs relating to obtaining any such license or consent, Service Provider shall not be required to cause to be provided the affected Services.

(b)          To the extent necessary, or upon Service Provider’s reasonable request, L Brands shall make all L Brands Assets or other facilities (including all ancillary facilities-related services), assets, information technology systems and applications or materials of the Service Recipients available to Service Provider or the applicable Service Provider Party for the provision of the Services (it being understood that, as between the parties hereto, title to all L Brands Assets and such other facilities, assets, information technology systems and applications or materials shall at all times remain with the applicable Service Recipient and such Service Recipient shall at all times be the owner of record of such L Brands Assets and other facilities, assets, information technology systems and applications or materials and shall be solely responsible for any matters arising therefrom or related thereto); provided that in the event L Brands fails to make any such L Brands Assets or other facilities, assets, information technology systems and applications or materials available to Service Provider or the applicable Service Provider Party, Service Provider shall have no further obligation to provide any affected Services to the extent such L Brands Assets or other facilities, assets, information technology systems and applications or materials are required for the provision of such Services.

Section 2.09.          Intellectual Property.  (a) Subject to the terms and conditions of this Agreement, with respect to each Service, Service Provider (on behalf of itself and its Affiliates) hereby grants to each Service Recipient and its Affiliates a limited, non-exclusive, non-sublicenseable, non-assignable (except as expressly provided for in Section 9.04) license, solely during the Term for such Service, to use any Intellectual Property Right (other than Trademarks), software and data that is (i) owned by Service Provider or its Affiliates and (ii) provided or otherwise made available by Service Provider or its Affiliates to such Service Recipient as part of such Service, but in each case solely to the extent necessary for such Service Recipient and its Affiliates to receive and use such Service as provided for and in accordance with this Agreement, subject to any applicable third party restrictions or limitations.

(b)          Subject to the terms and conditions of this Agreement, with respect to each Service, each Service Recipient (on behalf of itself and its Affiliates) hereby grants to Service Provider and its Affiliates a limited, non-exclusive, royalty-free, non-sublicenseable (except as expressly set forth herein), non-assignable (except as expressly provided for in Section 9.04) license, solely during the Term for such Service, in and to any Intellectual Property Right (other than Trademarks), software and data owned or controlled by such Service Recipient or any of its Affiliates, but in each case solely to the extent necessary for Service Provider, its Affiliates or any Third Party Provider to perform such Service as provided for and in accordance with this Agreement, subject to any applicable third party restrictions or limitations (it being understood that Service Provider shall have the right to grant a sublicense under the foregoing license to any Third Party Provider).

(c)          ALL SERVICES AND INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS WITH NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO LICENSES OR OTHER RIGHTS TO ANY SOFTWARE, INTELLECTUAL PROPERTY RIGHTS, DATA OR OTHER ASSETS ARE GRANTED TO EITHER PARTY HERETO UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY HERETO RETAINS AND RESERVES ALL RIGHTS NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

(d)          The parties hereto acknowledge and agree that, as between the parties, Service Provider shall solely own all right, title and interest in and to all Intellectual Property Rights (other than Trademarks) authored, conceived, developed or reduced to practice by any Service Provider Party (whether solely or jointly with others) in connection with the Services (“Developed Intellectual Property”), provided that L Brands shall own all right, title and interest in and to all Developed Intellectual Property exclusively used in the L Brands Business (“L Brands Developed Intellectual Property”). L Brands hereby irrevocably assigns, and shall cause the other Service Recipients to assign, to Service Provider all of its or their right, title and interest in and to all Developed Intellectual Property (other than L Brands Developed Intellectual Property), and hereby waives any and all moral rights that it or they may have in all such Developed Intellectual Property. Service Provider hereby irrevocably assigns, and shall cause the other Service Provider Parties to assign, to L Brands all of its or their right, title and interest in and to all L Brands Developed Intellectual Property, and hereby waives any and all moral rights that it or they may have in any L Brands Developed Intellectual Property. The parties hereto agree to execute all other documents and take all actions as may be necessary or desirable to enable the other party to prosecute, perfect, enforce, defend, register and/or record its right, title and interest in, to and under the Developed Intellectual Property or L Brands Developed Intellectual Property, as applicable.

Section 2.10.          Data Ownership and Data Protection.  As between the parties hereto, the applicable Service Recipient shall be the owner of all data collected, used, stored or otherwise processed by or on behalf of such Service Recipient under this Agreement to the extent related to the L Brands Business. Service Provider shall, and L Brands shall cause the Service Recipients to, comply with the Data Processing Addendum attached as Annex A hereto and all applicable privacy and data protection laws that are or that may in the future be applicable to the provision of Services hereunder.

Section 2.11.          Information Technology.  L Brands shall cause each Service Recipient, its employees and any subcontractors to: (a) not attempt to obtain access to or use any information technology systems of any Service Provider Party, or any data owned by any Service Provider Party, or any data used or processed by any Service Provider Party (other than any data of any Service Recipient), except to the extent required to receive the Services; (b) maintain reasonable security measures to protect the systems of each Service Provider Party to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such systems; (c) not permit access or use of information technology systems of any Service Provider Party by a third party other than as authorized by prior written consent of Service Provider; (d) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of any Service Provider Party; and (e) comply with the security policies and procedures of each Service Provider Party (to the extent previously provided to each Service Recipient in writing).  Each party hereto shall promptly notify the other party in the event it or any of its respective Affiliates becomes aware of or suspects that there has been a breach of security or a loss, theft or unauthorized access, use or disclosure of any information technology systems (collectively, “IT Breach”) of any Service Provider Party or any Service Recipient to the extent such (i) IT Breach could adversely affect the provision or receipt of the Services hereunder or such other party’s data or Confidential Information or (ii) notice is required by Applicable Law.

Section 2.12.          Policies and Procedures.  L Brands shall cause each Service Recipient and its employees, officers, directors, advisors and representatives (collectively, “Representatives”) and any subcontractors to comply with the internal policies, procedures, rules and regulations of the Service Provider Parties (as may be updated from time to time) applicable to (a) the use of the Service Provider Parties’ information technology systems, computers, networks, telephone systems, software, data, equipment or other facilities in connection with the Services or (b) such Service Recipient’s conduct while on a Service Provider Party’s premises or utilizing a Service Provider Party’s facilities in connection with the Services, in each case to the extent such policies, procedures, rules or regulations are generally applicable to such Service Provider Party’s own organization.

Section 2.13.          Access to Information.  (a) Subject to Applicable Law, L Brands shall, and shall cause the other Service Recipients to, with respect to any Service during the Term of such Service, upon reasonable advance notice, afford Service Provider and its Representatives, including Service Provider’s internal and external auditors, reasonable access, during normal business hours, to the employees, properties, books and records and other documents of the Service Recipients that are reasonably requested by Service Provider in connection with the provision and receipt of such Service hereunder.

(b)          Subject to Applicable Law, Service Provider shall, upon reasonable advance notice, afford L Brands’ internal audit associates and L Brands’ current external audit firm (who has executed an appropriate confidentiality agreement reasonably acceptable to Service Provider) reasonable access, during normal business hours, to the information technology systems used by Service Provider with respect to the provision of any Service hereunder solely during the Term of such Service and solely for the purpose of performing audit procedures to support the audit of L Brands’ financial statements and L Brands’ internal control environment, including L Brands’ Report on Internal Control over Financial Reporting. L Brands’ internal audit associates and L Brands’ external audit firm shall be authorized to maintain documentation supporting the findings of their respective audit procedures. If L Brands wishes to use a new external audit firm for its 2021 or 2022 fiscal year audits, L Brands must obtain prior written consent from Service Provider, and such new firm must execute an appropriate confidentiality agreement reasonable acceptable to Service Provider, before such new firm is granted access to Service Provider’s information technology systems pursuant to this Section 2.13(b).

Section 2.14.          Transition Governance.  Service Provider, on the one hand, and L Brands, on the other hand, shall each designate a service manager (that party’s “Service Manager”), who shall be directly responsible for coordinating and managing for the party he or she represents all activities undertaken by such party hereunder, including making available to the other party the information, facilities, resources and other support services required for the performance of, or receipt of, the Services in accordance with the terms of this Agreement.  The Service Managers shall meet or confer, by telephone or in person, from time to time as necessary, and at least once per month or otherwise as the parties agree, during the term of this Agreement in order to promote open and efficient communication regarding effective and coordinated performance of, and the resolution of questions and issues related to, the Services.  The Service Managers shall also discuss progress in the transition of the Services hereunder and may establish a set of procedures, including frequency of meetings and reporting, and other reasonable structures for their cooperation and the cooperation of the parties in the execution of their obligations pursuant to this Agreement.  Service Provider, on the one hand, and L Brands, on the other hand, may, in its sole discretion, replace its respective Service Manager from time to time with a substitute upon notice to the other party.

ARTICLE 3
SERVICE FEES

Section 3.01.          Fees for Services.

(a)          In consideration for the Services provided under this Agreement, L Brands shall pay to Service Provider (or the Service Provider Party designated by Service Provider) the fees for each Service, as calculated below.

(b)          Each Service Schedule indicates, with respect to each Service listed therein, whether the costs to be charged to the Service Recipients for such Service are determined by (i) the customary billing method described in Section 3.02 (“Customary Billing”), (ii) the pass-through billing method described in Section 3.03 (“Pass-Through Billing”), (iii) the percentage of net sales method described in Section 3.04 (“Percent of Sales Billing”), (iv) the fixed fee method described in Section 3.05 (“Fixed Fee Billing”), (v) a specific billing method to be mutually agreed upon by the applicable Service Recipients and Service Provider (“Specific Billing”) or (vi) some combination thereof.  The amounts calculated by the Service Provider pursuant to the Customary Billing, Pass-Through Billing, Percent of Sales Billing, Fixed Fee Billing and Specific Billing methods applicable to Services provided to the Service Recipients and charged to the Service Recipients as provided herein, together with any and all Disengagement Costs incurred in connection with the provision of any and all Disengagement Services, are collectively referred to herein as the “Service Fees.”

(c)          The Service Fees calculated pursuant to each of the specific billing methods described herein may include without limitation (and without duplication) one or more of the following costs: (i) direct (i.e., out-of-pocket) costs incurred by the Service Provider Parties in providing the Services, (ii) subject to the express terms of any applicable Service Schedule, a reasonably and fairly allocated portion of costs or expenses (including the allocable portion of the compensation, benefits and other employment-related costs relating to the TSA Employees (including with respect to participation by such TSA Employees in any VS H&W Plan (as defined in the Employee Matters Agreement), but, excluding the cost of any severance and other termination-related payments and benefits (which shall be reimbursable in accordance with Section 4.04), and service-specific overhead costs and the costs of depreciation of new and existing assets) incurred by one or more of the Service Provider Parties in providing services to one or more of the Service Provider and its Affiliates and the Service Recipients (each, an “Allocated Cost”), and (iii) third party costs, including but not limited to Third Party Consent Costs, incurred by one or more of the Service Provider Parties in providing the Services (each of (i)-(iii), a “Cost Component,” and collectively, the “Cost Components”). To the extent expressly set forth in the Service Schedules, the Service Fees may include a cost-plus billing method based upon the aggregate costs incurred by Service Provider or its Affiliates relative to a particular Service plus a percentage of such costs in consideration of Service Provider’s or its Affiliates’ procurement and administration (“Administrative Charge”) of such Service.

(d)          The parties hereto intend and agree that this Agreement provides for the orderly and efficient separation of the L Brands Business from the VS Business following the Distribution Time and that the methods of calculation of the Service Fees hereunder shall permit the Service Provider (or its Affiliates, if so designated) to receive full reimbursement for all overhead, administrative and supervisory costs and expenses incurred directly or indirectly by the Service Provider Parties in connection with the provision of the Services consistent with the manner in which the Service Provider Party charges and/or receives reimbursement from its Affiliates from time to time (including one or more of the Cost Components, together with any other amounts agreed to by the parties hereto) as provided in the applicable Service Schedule or as otherwise agreed by the parties hereto.  It is further understood and agreed that when any Service Fees for Services hereunder are to be determined or agreed upon by Service Provider and L Brands (whether before or after the Distribution Time), such Service Fees shall, except as otherwise set forth in this Agreement, in all events include all pertinent Cost Components and any other amounts therefor mutually agreed to by the parties hereto, including any Administrative Charge to the extent expressly set forth in the Service Schedule.

Section 3.02.          Customary Billing.  The Service Fees to which the Customary Billing method applies shall, subject to Section 3.01(c) and (d), be calculated on a basis that is substantially equivalent to the basis on which costs are attributed (whether through direct or indirect charges, allocations or otherwise) from time to time, now or in the future, to other companies or businesses operated by Service Provider for the same or comparable services (including one or more of the Cost Components); provided, that (i) in respect of any particular Services, if Service Provider does not generally attribute costs associated with the same or comparable services to other companies or businesses operated by Service Provider as provided above, then the Customary Billing method for such Services shall be equivalent to the market value of all Services provided by Service Provider personnel and other Persons (including all Cost Components) which are reasonably allocable to the provision of such Services to the Service Recipients and (ii) if Service Provider provides financial relief from time to time to any companies or businesses operated by Service Provider with respect to any costs, fees, expenses and/or allocations that are otherwise generally allocated to or paid by companies or businesses operated by Service Provider, the Service Recipients shall not be entitled to the same financial relief.

Section 3.03.          Pass-Through Billing.  The costs of Services to which the Pass-Through Billing method applies shall, subject to Section 3.01(c) and (d), be equal to the aggregate amount of the third-party costs and expenses incurred (which costs shall include but not be limited to adjustments for attributable rebates and Third Party Consent Costs) by any Service Provider Party on behalf of the Service Recipients.

Section 3.04.          Percent of Sales Billing.  The costs of Services to which the Percent-of-Sales Billing method applies shall, subject to Section 3.01(c) and (d), be equal to the amount obtained by multiplying (x) the aggregate cost incurred each month by the Service Provider and its Affiliates in providing such Services to one or more businesses of Service Provider or its Affiliates and to all Service Recipients by (y) the Net Sales Ratio for such month.  “Net Sales Ratio” means the net sales of the applicable Service Recipients for a particular month divided by the aggregate net sales of all businesses of Service Provider, combined with (i) the net sales of the Service Recipient to which costs for such month are being allocated and (ii) the net sales of any Service Recipient other than the Service Recipient identified in clause (i) receiving such Services to which costs for such month are being allocated.  In order to permit Service Provider to calculate the billing method provided for in this Section 3.04 (and for no other purpose), the applicable Service Recipient shall provide Service Provider with all reasonably necessary sales information not later than the close of business on the first Business Day immediately following such calendar month.

Section 3.05.          Fixed Fee Billing.  The cost of Services to which the Fixed Fee Billing method applies shall be in the amount set forth in the applicable Service Schedule.

Section 3.06.          Invoicing of Fees.  (a) Service Provider shall invoice, or shall cause the applicable Service Provider Party to invoice, L Brands on a monthly basis (not later than the fifteenth day of the following month), for the Service Costs and any applicable Disengagement Costs incurred in the prior month, including reasonable supporting data.  Service Provider shall use its commercially reasonable efforts to cause invoices to be presented to L Brands on the schedule set forth in this Section 3.06, but no delay in presentation of an invoice shall affect L Brands’ obligation to pay the full amount of such invoice, when presented, on the terms set forth herein.

(b)          Except as specifically provided on the applicable Service Schedule,  L Brands shall pay, or shall cause to be paid, each invoice delivered pursuant to Section 3.06(a) on or before the date (each, a “Payment Date”) that is 30 days after the date of receipt of such invoice.  Such payments shall be made by wire transfer of immediately available funds to an account designated by Service Provider.

(c)          If L Brands fails to pay the full amount of any invoice under this Agreement within 15 days of the applicable Payment Date, L Brands shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the rate of 12% per annum, compounded monthly from the applicable Payment Date through the date of payment; provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law.  All payments made shall be applied first to unpaid interest and then to amounts invoiced but unpaid.  If L Brands fails to pay the full amount of any invoice within 30 days of the applicable Payment Date, such failure shall be considered a material breach of this Agreement, and to the extent the aggregate amount of such overdue unpaid invoices exceeds $1,000,000, Service Provider may, after 10 days’ prior notice to L Brands, elect to suspend, without liability, its obligations hereunder to cause to be provided any or all Services to L Brands until such time as such invoices have been paid in full.

(d)          If any Service requires any Service Provider Party to make any payment to any third party on behalf of any Service Recipient or any of its Affiliates,  L Brands shall deposit, by wire transfer of immediately available funds to an account designated by Service Provider, the amount of such payment at least one Business Day prior to the date on which such payment is to be made; provided that, notwithstanding anything to the contrary in this Agreement, Service Provider shall have no obligation to cause any such payment to be made unless and until L Brands deposits the full amount of any such payment in accordance with this Section 3.06(d).

Section 3.07.          Right to Set Off.  Notwithstanding anything in this Agreement or the L Brands to VS TSA to the contrary and without limiting any of L Brands’ or any of its Affiliates’ other remedies under contract or Applicable Law, L Brands shall have the right, but not the obligation, to set off any payments that are past due by Service Provider or any member of the VS Group under the L Brands to VS TSA and not yet paid by Service Provider or any such VS Group member against any Service Fees that have become payable and not yet been paid by L Brands hereunder; provided that such set off amount shall be identified in reasonable detail in the next applicable invoice sent to Service Provider. Except as set forth herein, L Brands hereby unconditionally and irrevocably waives any rights of set off, netting, offset, recoupment or similar right that L Brands has or may have with respect to the payment of the Service Fees or any other payments to be made by L Brands pursuant to this Agreement.

Section 3.08.          Taxes.  (a) L Brands shall bear and pay all applicable sales, use, transaction, consumption, excise, services, value added, transfer, payroll, employment and other similar Taxes (and any related interest, penalty, addition to tax or additional amount imposed) incurred or imposed with respect to the provision of the Services, to this Agreement or to any payment hereunder (“Service Taxes”), whether or not such Service Taxes are shown on any invoices. If any Service Provider Party pays any portion of such Service Taxes, L Brands shall reimburse such Service Provider Party within five (5) days of receipt of evidence that such Service Taxes have been paid. Any Service Taxes shall be incremental to other payments or charges identified in this Agreement.

(b)          All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless such deduction or withholding is required by Applicable Law, in which event L Brands shall promptly inform the Service Provider Party of such required deduction or withholding and the amount of the payment due from L Brands shall be increased to an amount that after any deduction or withholding leaves an amount equal to the payment that would have been due if no such deduction or withholding had been required. L Brands shall pay (or cause to be paid) such deducted or withheld amounts over to the applicable Governmental Authority in accordance with the requirements of Applicable Law and provide the applicable Service Provider Party with an official receipt confirming payment.

Section 3.09.          Audits.  Throughout the term of this Agreement and for one year thereafter, L Brands shall have the right once within each calendar year, at its own expense and on 30 days’ advance written notice to Service Provider, to have an independent auditor reasonably acceptable to Service Provider (and who has executed an appropriate confidentiality agreement reasonably acceptable to Service Provider) audit the books and records of Service Provider or any of its Affiliates for the sole purpose of certifying the accuracy of the Service Fees and Cost Components charged by Service Provider to the Service Recipients in accordance with the terms of this Agreement for the preceding calendar year; provided that (i) any such audit shall take place during reasonable business hours on a mutually agreed upon date, (ii) such auditor shall in no event be entitled to any contingency fee (or otherwise have any portion of its compensation be directly or indirectly determined based on the outcome of such audit) and (iii) no such books and records may be audited more than one time. Service Provider may designate competitively sensitive information which such auditor may see and review but which it may not disclose to L Brands and all such books and records, and any applicable audit report and findings, shall be the Confidential Information of Service Provider.  L Brands shall provide to Service Provider a copy of each such audit report promptly after its receipt thereof.  In the event that any such audit indicates any overpayment or underpayment of amounts paid to Service Provider by any Service Recipient, the applicable party shall pay to the other party (within 30 days following the date of delivery of such audit report to Service Provider) the amount of such overpayment or underpayment, as the case may be, plus (if the overpayment or underpayment amount exceeds $250,000.00) interest accruing monthly from the date of such overpayment or underpayment until such amount is paid at 12% per annum, compounded monthly from the relevant payment due date through the date of payment (provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law). If either party hereto has a good faith dispute with respect to the findings of such audit, the parties shall follow the dispute resolution procedures set forth in Section 9.07.

ARTICLE 4
Hiring Plan; Transition Employees; Severance

Section 4.01.          Hiring Plan. With respect to each applicable Service, each of Service Provider and L Brands (or their applicable Service Managers) shall mutually cooperate to establish a hiring plan setting forth the additional number of new employees to be hired by Service Provider and its Affiliates following the Distribution Date for purposes of providing the applicable Services (the “Hiring Plan”).

Section 4.02          Employment of Transition Employees.  Notwithstanding anything to the contrary in this Agreement or in the Employee Matters Agreement:

(a)          Service Provider or an Affiliate of Service Provider shall retain in its employ each Transition Employee until the Transition Date applicable to such Transition Employee (unless the employment of the relevant Transition Employee is otherwise terminated by such Transition Employee or by the employer of such Transition Employee in the ordinary course of business); and

(b)          L Brands shall, or shall cause one of its Affiliates to, offer employment to each Transition Employee, effective as of the Transition Date applicable to such Transition Employee, in accordance with Section 4.03 below.

(c)          For these purposes:

(i)          “Transition Employee” means each TSA Employee with respect to whom Service Provider and L Brands have mutually identified and agreed in writing will transfer employment from Service Provider or one of its Affiliates to L Brands or one of its Affiliates.

(ii)          “Transition Date” means, with respect to each Transition Employee who accepts an offer of employment from L Brands or its applicable Affiliate pursuant to this Article 4, the date on which such Transition Employee’s employment commences with L Brands or an applicable Affiliate of L Brands, which shall be the earliest of (A) the first day immediately following the last day of the applicable Term, as identified in the applicable Service Schedule, (B) the termination of (x) the applicable Service in which such Transition Employee is engaged or (y) this Agreement, in each case pursuant to Section 7.01 or (C) any other day mutually agreed upon in writing by L Brands and Service Provider.

Section 4.03.          Transfer of Transition Employees.

(a)          Each of Service Provider and L Brands will cooperate in good faith to mutually identify the Transition Employees as promptly as practicable following the date of this Agreement.

(b)          L Brands shall, or shall cause an Affiliate of L Brands to, offer employment to each Transition Employee on terms and conditions consistent with (i) the Employee Matters Agreement and (ii) the terms and conditions of employment applicable to such Transition Employee as of immediately prior to the applicable Transition Date.  Subject to such Transition Employee’s acceptance of such offer, such employment shall commence effective as of the Transition Date applicable to such Transition Employee.  Such offer of employment shall be communicated by L Brands (or its applicable Affiliate) to such Transition Employee in a reasonable amount of time prior to such Transition Date in accordance with procedures to be mutually determined by Service Provider and L Brands.

(c)          Subject to such Transition Employee’s acceptance of such offer of employment, such Transition Employee shall be deemed a Delayed L Brands Transfer Employee (as defined in the Employee Matters Agreement), effective as of such Transition Employee’s applicable Transition Date, for all purposes under the Employee Matters Agreement, and the provisions of Employee Matters Agreement shall apply with respect to such Transition Employee.

(d)          As provided under the Employee Matters Agreement, and without limiting any other provisions of this Agreement or the Employee Matters Agreement, L Brands (or its applicable Affiliate) will take all measures that are required or appropriate in order to (i) effectuate the transfer of employment of each Transition Employee to L Brands (or its applicable Affiliate) as of the Transition Date applicable to such Transition Employee (including by making an offer of employment to such Transition Employee in accordance with the terms of this Article 4) and (ii) avoid and mitigate, to the maximum extent possible, the incurrence of any severance obligations or termination-related obligations in connection with the transfer of employment of any Transition Employee to L Brands (or its applicable Affiliate) in accordance with this Section 4.03 (including by the provision of all appropriate notices, assurances and offers of employment and the assignment and assumption of obligations or undertakings with respect to the employment, compensation, benefits, protections or other obligations relating to any such Transition Employee).

(e)          Service Provider and L Brands shall reasonably cooperate to (i) enable L Brands and its applicable Affiliates to communicate with the Transition Employees and receive information with respect to the terms of employment of the Transition Employees as necessary and appropriate to facilitate L Brands’ obligations under this Article 4 and (ii) transfer and assign to L Brands (or its applicable Affiliate), and effectuate the assumption by L Brands (or its applicable Affiliate), all employment- and benefit-related obligations of the Service Provider (and its Affiliates) with respect to each Transition Employee who accepts and commences employment with L Brands (or its applicable Affiliate) in accordance with the Employee Matters Agreement, other than the obligations expressly retained by the Service Provider (and its Affiliates) pursuant to the Employee Matters Agreement.  L Brands shall notify Service Provider in writing of each offer of employment made by L Brands (or its applicable Affiliate) to each Transition Employee, including the date of the offer, the proposed employment date and the terms and conditions of the offer.

Section 4.04.          TSA Employee Severance Obligations.

(a)          Notwithstanding anything to the contrary in this Agreement or the Employee Matters Agreement, in the event of a termination of employment of any Covered TSA Employee (as defined below) that occurs (i) during the Term of the applicable Service in which such Covered TSA Employee is engaged (as may be extended in accordance with the terms of this Agreement) or (ii) in connection with the termination or cessation of the applicable Service in which such Covered TSA Employee is engaged, each of Service Provider and L Brands shall bear fifty percent (50%) (or such other applicable percentage as set forth in the applicable Service Schedule) of any Covered Severance Costs (as defined below), if any, incurred by Service Provider and its Affiliates relating to such termination of the applicable Covered TSA Employee’s employment.

(b)          For purposes of this Agreement:

(i)          “Covered Severance Costs” means the total cost of any severance and other termination-related payments and benefits payable in respect of the applicable TSA Employee that are incurred in the ordinary course of business pursuant to the terms of any applicable VS Plan (as defined in the Employee Matters Agreement) then in effect (including, without limitation, pursuant to (A) any applicable severance guidelines of Service Provider or any of its Affiliates covering such TSA Employee, (B) any applicable employment, retention, severance or similar agreement with such TSA Employee or (C) Applicable Law).

(ii)          “Covered TSA Employee” means, with respect to any applicable Service, any TSA Employee who (A) is engaged in such Service and (B) is either (x) employed by Service Provider or one of its Affiliates as of the Distribution Date or (B) hired by Service Provider or one of its Affiliates following the Distribution Date in accordance with the Hiring Plan.

(c)          Notwithstanding anything to the contrary herein, with respect to any TSA Employee who is not a Covered TSA Employee (for the avoidance of doubt, as a result of being hired by Service Provider or one of its Affiliates following the Distribution Date outside of the scope of the Hiring Plan) (each, an “Excluded TSA Employee”), in the event of a termination of the employment of such Excluded TSA Employee at any time, Service Provider shall bear 100% of the cost of any severance and other termination-related payments and benefits (including any Covered Severance Costs) payable in respect of such Excluded TSA Employee.

(d)          For the avoidance of doubt, each Covered TSA Employee and Excluded TSA Employee shall constitute a TSA Employee for all purposes of this Agreement (including, without limitation, for purposes of Article 3 of this Agreement).

(e)          Notwithstanding anything to the contrary herein, in the event that (i) any Covered TSA Employee or Excluded TSA Employee, as applicable, is identified as Transition Employee in accordance with Section 4.02(c) of this Agreement and (ii) such Covered TSA Employee or Excluded Employee, as applicable, transfers employment to L Brands or one of its Affiliates in accordance with Section 4.03 of this Agreement, then effective as of the applicable Transition Date (and following the effective time of such employment transfer on the Transition Date), the terms of the Employee Matters Agreement shall apply with respect to the allocation of responsibility amongst Service Provider and L Brands with respect to the cost of any severance or other termination-related obligations in respect of any termination of employment of such Covered TSA Employee or Excluded TSA Employee, as applicable, that occurs following the applicable Transition Date (and, for the avoidance of doubt, the terms of this Section 4.04 shall not apply to any such termination of employment that occurs following such transfer of employment to L Brands or one of its Affiliates).

ARTICLE 5
CONFIDENTIALITY

Section 5.01.          Confidentiality.  From and after the Effective Date, each party hereto shall hold, and cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (in which event the disclosing party first notifies the other party hereto of such process or requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure), all documents and information concerning the other party hereto provided to it pursuant to this Agreement (“Confidential Information”), and shall not, without the prior written consent of the other party hereto, disclose or use any Confidential Information of the other party hereto except as necessary in the performance of its obligations under this Agreement; provided that the term “Confidential Information” (a) does not include information that is or becomes generally available to the public (other than as a result of a breach of this Agreement), (b) does not include information that was available to the receiving party or any of its Affiliates on a non-confidential basis prior to its disclosure to such receiving party or its Affiliates pursuant to this Agreement (except that this clause (b) shall not apply to information of either party hereto in the possession of the other party prior to the date hereof by virtue of their previous Affiliate relationship), (c) does not include information that is or becomes available to the receiving party or any of its Affiliates from a third party not known by the receiving party or its Affiliates to be bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure of such information and (d) does not include information that is or was independently developed by the receiving party or any of its Affiliates without use of Confidential Information or otherwise violating this Agreement.  Nothing in this Section 5.01 shall limit any other confidentiality obligations among the parties to this Agreement pursuant to any other agreement among such parties.

Section 5.02.          No Rights to Confidential Information.  Each party hereto acknowledges that it will not acquire any right, title or interest in or to any Confidential Information of the other party hereto by reason of this Agreement or the provision or receipt of Services hereunder.

Section 5.03.          Third Party Non-Disclosure Agreements.  To the extent that any third party proprietor of information or software to be disclosed or made available to any Service Recipient in connection with the performance of Services requires a specific form of non-disclosure agreement as a condition of its consent to use of the same for the benefit of such Service Recipient or to permit any Service Recipient access to such information or software, L Brands shall cause such Service Recipient to execute (and will cause such Service Recipient’s employees to execute, if required) any such form.

Section 5.04.          Safeguards.  Each party hereto agrees to establish and maintain administrative, physical and technical safeguards, information technology and data security procedures and other protections against the destruction, loss, unauthorized access or alteration of the other party’s Confidential Information which are no less rigorous than those otherwise maintained for its own Confidential Information.

ARTICLE 6
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01.          Indemnification.  (a) L Brands agrees to indemnify and hold harmless Service Provider and each other Service Provider Party, their respective Affiliates and their and their respective Representatives (collectively, the “Service Provider Indemnitees”) from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) asserted against or incurred by any Service Provider Indemnitee as a result or arising out of (i) a Service Recipient’s or any of its Affiliates’ breach of this Agreement, (ii) the provision of the Services by such Service Provider Indemnitee or the use of the Services by a Service Recipient or any of its Affiliates or (iii) a Service Recipient’s or any of its Affiliates’ gross negligence, fraud or willful misconduct; provided that L Brands shall not be responsible for any Damages to the extent Service Provider is required to indemnify a Service Recipient Indemnitee pursuant to Section 6.01(b).

(b)          Service Provider agrees to indemnify and hold harmless each Service Recipient, its Affiliates and its and their respective Representatives (collectively, the “Service Recipient Indemnitees”) from and against any and all Damages asserted against or incurred by any Service Recipient Indemnitee as a result or arising out of (i) a Service Provider Party’s breach of this Agreement or (ii) a Service Provider’s gross negligence, fraud or willful misconduct; provided that Service Provider shall not be responsible for any Damages to the extent L Brands is required to indemnify a Service Provider Indemnitee pursuant to Section 6.01(a).

Section 6.02.          Third Party Claim Procedures.  (a) The party seeking indemnification under Section 6.01 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)          The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)          If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.02, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)          Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 6.03.          Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 6.01 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall follow the dispute resolution procedures set forth in Section 9.07.

Section 6.04.          Calculation of Damages.  The amount of any Damages payable under Section 6.01 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 6.05.          No Warranties.  Except as expressly set forth in this Agreement, neither party hereto makes, and no party hereto is relying on, any warranty, express or implied, with respect to the Services and each party hereto hereby specifically disclaims any implied warranty of reasonable care or workmanlike effort.

Section 6.06.          Limitation of Liability; Exclusion of Damages.  (a) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER OR A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, NO PARTY HERETO WILL BE LIABLE FOR ANY (I) PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR TREBLED DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD PARTY PROCEEDING BASED ON A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION) OR (II) LOST PROFITS, DIMINUTION IN VALUE, MULTIPLE-BASED OR OTHER DAMAGES CALCULATED BASED ON A MULTIPLE OF ANOTHER FINANCIAL MEASURE, IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)          NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, EXCEPT FOR SERVICE PROVIDER’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, THE MAXIMUM AGGREGATE LIABILITY OF SERVICE PROVIDER TO THE SERVICE RECIPIENTS OR TO ANY THIRD PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED AND SHALL BE LIMITED TO THE FEES ACTUALLY RECEIVED BY SERVICE PROVIDER FOR THE SERVICES HEREUNDER (THE “CAP”); PROVIDED THAT, WITH RESPECT TO ANY DAMAGES FOR WHICH SERVICE PROVIDER IS OBLIGATED TO INDEMNIFY L BRANDS UNDER SECTION 6.01(b) AND THAT RELATE TO DATA PRIVACY, CYBERSECURITY OR OTHER SIMILAR MATTERS, IF SERVICE PROVIDER, USING COMMERCIALLY REASONABLE EFFORTS AND EXERCISING GOOD FAITH, IS ABLE TO RECOVER AN AMOUNT GREATER THAN THE CAP FROM ITS APPLICABLE THIRD-PARTY SERVICE PROVIDERS, SUCH EXCESS RECOVERY SHALL BE PASSED THROUGH TO L BRANDS ON A PRO-RATA BASIS TO THE EXTENT OF SUCH DAMAGES.

ARTICLE 7
TERMINATION OF SERVICES

Section 7.01.          Termination.  (a) Notwithstanding Section 2.01, except as expressly set forth otherwise in the applicable Service Schedule, L Brands may, at any time during the term of this Agreement and for any reason, terminate Service Provider’s obligations to cause to be provided any or all Services, or any part of any Service, by giving at least 60 days’ prior written notice of such termination to Service Provider; provided that in the event L Brands elects to terminate any (but not all) of the Services, (i) Service Provider may, within 10 Business Days following its receipt of such termination notice, provide L Brands with written notice of all applicable Dependent Services, (ii) upon receiving Service Provider’s notice pursuant to the foregoing clause (i), L Brands may provide notice within 5 Business Days of such receipt of its withdrawal of its termination notice and (iii) if L Brands does not withdraw its termination notice within such 5 Business Day period, the Dependent Services shall automatically terminate upon the effective date of termination of such terminated Service. If L Brands notifies Service Provider of its intent to terminate any Service in part or reduce any Service, the Service Fees shall be reduced accordingly. For the avoidance of doubt, subject to the first sentence of this Section 7.01(a), if L Brands elects to terminate the provision of less than all Services, Service Provider shall continue to be obligated to cause to be provided any and all remaining Services.

(b)          Service Provider may terminate its obligations to cause to be provided any or all Services at any time if L Brands shall have failed to perform any of its material obligations under this Agreement relating to any such Service (including the failure to provide any access, information or data required to effectuate such Service), but only if Service Provider shall have notified L Brands in writing of such failure and such failure shall have continued for a period of 30 days after receipt by L Brands of such written notice.

(c)          If the performance of any Service subjects any Service Provider Party to a reasonable risk of violating an Applicable Law or would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business of Service Provider or its Affiliates, then the relevant Service Provider Party (i) in the case of a violation of an Applicable Law, may immediately upon Service Provider providing written notice of such fact and the applicable Dependent Services to L Brands (it being understood that Service Provider shall provide L Brands with as much advance notice as is reasonably practicable under the circumstances and permitted by Applicable Law), suspend performance of such Service and any and all Dependent Services without liability to Service Provider or any Service Provider Party and (ii) in the case of a material and adverse effect to the business of Service Provider or its Affiliates, may, upon Service Provider providing written notice of such fact to L Brands sufficiently in advance to permit L Brands (acting reasonably) to arrange for replacement services, suspend performance of such Service without liability; provided that, (A) following delivery of such notice, the parties hereto will cooperate in good faith to promptly amend this Agreement to the extent necessary to eliminate such violation of Applicable Law or such effect while as nearly as possible accomplishing the purpose of the intended Service in a mutually satisfactory manner and (B) L Brands shall not be obligated to pay for any such suspended Services during the pendency of any Service Provider Party’s suspension of such Services (it being understood that L Brands shall remain liable for any Service Costs incurred or accrued for such Services prior to such suspension).  If the parties hereto are unable to agree upon such an amendment to this Agreement within 30 days of such notification, then either party hereto may terminate its obligation with respect to such suspended Services upon written notice to the other party hereto; provided that the applicable Dependent Services shall also automatically terminate upon the effective date of termination of such suspended Services.

(d)          L Brands may terminate Service Provider’s obligation to cause to be provided any Service at any time if Service Provider shall have failed to perform any of its material obligations under this Agreement relating to such Service, but only if L Brands shall have notified Service Provider in writing of such failure and such failure shall have continued for a period of 30 days after receipt by Service Provider of such written notice.

(e)          Subject to Section 7.02, this Agreement shall terminate in its entirety on the date when no additional Services are to be provided as set forth in each applicable Service Schedules, as the same may hereafter be amended.

Section 7.02.          Effect of Termination.  Other than as required by Applicable Law, upon expiration or termination of any or all Service(s) pursuant to Section 7.01 or otherwise pursuant to this Agreement, Service Provider shall have no further obligation to cause to be provided the terminated Service(s) and L Brands shall have no obligation to pay any Service Fees relating to such terminated Service(s); provided that, notwithstanding such termination, the Service Recipients shall remain liable to Service Provider for (a) Service Costs incurred prior to the effective date of the expiration or termination of such Service(s), (b) the Disengagement Costs relating to the termination of such Service(s), and (c) in the case of a termination under Section 7.01(a), Section 7.01(b) or Section 7.01(c), without duplication of any Disengagement Costs, any fees, costs and expenses incurred by Service Provider (or any of its Affiliates) between the time of such termination and the time the provision of such Service(s) would have terminated under this Agreement absent such early termination (including early termination charges, kill fees, wind-down costs, reasonable minimum volume make-up fees and other fees and costs, in each case actually payable or that have been paid in advance by any Service Provider Party to a third party, and unamortized costs that Service Provider or its Affiliates previously incurred or are required to pay to a third party for services, equipment, licenses or other assets used for the provisions of such terminated Service) (collectively, “Termination Fees”) to the extent Service Provider or such other Service Provider Party cannot avoid the incurrence of any such Termination Fees using commercially reasonable efforts. For clarity, no Disengagement Costs are payable in case of a termination under Section 7.01(d) or upon the expiration of the Term of any Service.  All amounts payable pursuant to this Section 7.02 shall be invoiced to and payable by L Brands within 30 days after the date of invoice and otherwise in accordance with Section 3.06.  Notwithstanding any expiration or termination pursuant to Section 7.01, Section 2.10 (but solely with respect to the first sentence), Section 3.08 and Articles 4, 5, 6, 7, and 9 shall survive any such expiration or termination indefinitely.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.01.          Representations and Warranties of Service Provider.  Service Provider represents and warrants to L Brands that:

(a)          Service Provider is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted.

(b)          The execution, delivery and performance by Service Provider of this Agreement and the consummation of the transactions contemplated hereby by Service Provider are within Service Provider’s corporate powers and have been duly authorized by all necessary corporate action on the part of Service Provider.  This Agreement constitutes a valid and binding agreement of Service Provider enforceable against Service Provider in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)          The execution, delivery and performance by Service Provider of this Agreement and the consummation of the transactions contemplated hereby by Service Provider require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by Service Provider of its obligations hereunder.

Section 8.02.          Representations and Warranties of L Brands.  L Brands represents and warrants to Service Provider that:

(a)          L Brands is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of Delaware and has all corporate powers required to carry on its business as now conducted.

(b)          The execution, delivery and performance by L Brands of this Agreement and the consummation of the transactions contemplated hereby by L Brands are within L Brands’ corporate powers and have been duly authorized by all necessary corporate action on the part of L Brands.  This Agreement constitutes a valid and binding agreement of L Brands, enforceable against L Brands accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)          The execution, delivery and performance by L Brands of this Agreement and the consummation of the transactions contemplated hereby by L Brands require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by L Brands of its obligations hereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.01.          Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

if to Service Provider, to:

Victoria’s Secret & Co.
4 Limited Parkway East
Reynoldsburg, Ohio 43068
Attention:	Melinda McAfee
E-mail:	MMcAfee@lb.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	William H. Aaronson
Cheryl Chan
E-mail:	william.aaronson@davispolk.com
cheryl.chan@davispolk.com

if to L Brands, to:

L Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attention:	Michael Wu
Tim Faber
E-mail:	MiWu@lb.com TFaber@lb.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	William H. Aaronson
Cheryl Chan
E-mail:	william.aaronson@davispolk.com
cheryl.chan@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02.          Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as set forth in Section 6.06, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03.          Expenses.  Except as otherwise provided herein, all third-party fees, costs and expenses paid or incurred in connection with this Agreement shall be paid by the party hereto incurring such fees, cost or expenses.

Section 9.04.          Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto.  Neither party hereto is now, nor shall it be made by this Agreement, an agent, employee or legal representative of the other party hereto or any of its Affiliates for any purpose.  Each party hereto acknowledges and agrees that neither party hereto shall have authority or power to bind the other party hereto or any of its Affiliates or to contract in the name of, or create a liability against, the other party hereto or any of its Affiliates in any way or for any purpose, to accept any service of process upon the other party hereto or any of its Affiliates or to receive any notices of any kind on behalf of the other party hereto or any of its Affiliates.  Each party hereto is and shall be an independent contractor in the performance of Services hereunder and nothing herein shall be construed to be inconsistent with this status.

Section 9.05.          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any right, remedy, obligations or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party hereto without the consent of the other party, which consent may be granted or withheld in the discretion of such other party. Notwithstanding the foregoing, either party hereto may assign or transfer this Agreement and all of its rights and obligations hereunder to an Affiliate or to any third party that acquires all or substantially all of such party’s assets or business to which this Agreement relates (whether by sale of assets, stock, merger, consolidation, reorganization or otherwise); provided that this Agreement and the Services shall not apply to any other business of such third party acquirer.

Section 9.06.          Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.07.          Dispute Resolution.  (a) With respect to matters relating to the Services or under this Agreement requiring dispute resolution (each, a “Dispute”), the disputing party shall notify the other party hereto of such Dispute in writing and, upon the non-disputing party’s receipt of such written notice, the parties’ respective Service Managers shall attempt to resolve such Dispute in good faith within 30 days of such receipt, and if such Service Managers are unable to resolve such Dispute in such 30 day period, then such Service Managers shall escalate such Dispute to each party’s Chief Financial Officer for resolution.

(b)          If the parties’ Chief Financial Officers are unable to resolve such Dispute within 30 days following such receipt of such notice, then either party hereto shall initiate a non-binding mediation by providing written notice (“Mediation Notice”) to the other party hereto within five Business Days following the expiration of such 30 day period.

(c)          Upon receipt of a Mediation Notice, the applicable Dispute shall be submitted within five Business Days following such receipt of such Mediation Notice for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“Arbitration Association”), and the parties hereto agree to bear equally the costs of such mediation (including any fees or expenses of the applicable mediator); provided, however, that each party hereto shall bear its own costs in connection with participating in such mediation. The parties hereto agree to participate in good faith in such mediation for a period of 45 days or such longer period as the parties hereto may mutually agree following receipt of such Mediation Notice (the “Mediation Period”).

(d)          In connection with such mediation, the parties hereto shall cooperate with the Arbitration Association and with one another in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings during the applicable Mediation Period. If the parties hereto are unable to agree on a neutral mediator within five Business Days of submitting a Dispute for mediation pursuant to Section 9.07(c), application shall be made by the parties to the Arbitration Association for the Arbitration Association to select and appoint a neutral mediator on the parties’ behalf in accordance with the Commercial Mediation Rules of the Arbitration Association.

(e)          The parties hereto further agree that all information, whether oral or written, provided in the course of any such mediation by either party hereto, their agents, employees, experts and attorneys, and by the applicable mediator and any employees of the mediation service, is confidential, privileged, and inadmissible for any purpose, including impeachment, in any Action involving the parties hereto; provided that any such information that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in such mediation.

(f)          If the parties hereto cannot resolve the Dispute for any reason, on and following the expiration of the Mediation Period, either party may commence litigation in a court of competent jurisdiction pursuant to the provisions of Section 9.08. Nothing contained in this Agreement shall deny either party hereto the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an Action may be filed and maintained notwithstanding any ongoing efforts under this Section 9.07.

Section 9.08.          Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

Section 9.09.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10.          Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for the indemnification and release provisions of Article 6, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 9.11.          Entire Agreement.  This Agreement, together with the other Distribution Documents, constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by either party hereto with respect to the transactions contemplated by this Agreement.

Section 9.12.          Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a declaration, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9.13.          Specific Performance.  The parties hereto acknowledge and agree that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party hereto agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 9.14.          Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of its authorship of any of the provisions of this Agreement.

Section 9.15.          Integration.  The parties hereto agree that each of (a) this Agreement, (b) each of the Service Schedules, (c) the L Brands to VS Transition Services Agreement, dated as of the date hereof between L Brands and Service Provider (the “L Brands to VS TSA”), (d) each of the Service Schedules (as defined in the L Brands to VS TSA), and (e) all addenda, supplemental agreements, amendments and letter agreements executed in connection with the foregoing, ((a) through (e) collectively, the “Integrated Agreements”) are integrated and non-severable parts of one and the same transaction among the parties hereto, each representing an essential, necessary and interdependent component of such transaction forming part of the consideration given by the parties hereto under and in connection with this Agreement, and the parties hereto agree that all of the Integrated Agreements comprising such transaction constitute one single agreement and are integrated and non-severable for all purposes at law and equity, including for purposes of section 365 of title 11 of the United States Code and New York law, and that any breach of any one of such agreements shall be deemed a breach under all such agreements. The Integrated Agreements embody the entire understanding of the parties hereto, and there are no further or other agreements or understandings, written or oral, in effect between the parties hereto, relating to the subject matter of this Agreement. In addition to, and without limitation of, the rights of the parties hereto set forth above or any right available in law or in equity, pursuant to contract or otherwise, in the event of the failure by a party to this Agreement or any Affiliate of such party to make timely payment of amounts due and owing (following the expiration of any relevant cure periods thereunder) under any of the Integrated Agreements, the Separation Agreement or any other agreement related to the transactions contemplated hereby and thereby (together, the “Applicable Agreements”), such amounts may at the election of the non-defaulting party be reduced by set-off against any sum or obligation (whether or not matured or contingent and irrespective of the currency or place of payment) owed by the non-defaulting party or any Affiliate of the non-defaulting party to the defaulting party or any Affiliate of the defaulting party under any Applicable Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VICTORIA’S SECRET & CO.

By:
Name:
Title:

L BRANDS, INC.

By:
Name:
Title: